Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cellular Biomedicine Group, Inc.
19925 Stevens Creek Blvd., Suite 100
Cupertino, California 95014

We hereby consent to the incorporation by reference in the Reoffer Prospectus constituting a part of this Registration Statement on Form S-8 of our reports dated March 5, 2018, relating to the consolidated financial statements of Cellular Biomedicine Group, Inc. and its subsidiaries and variable interest entities (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

We also consent to the reference to us under the caption “Experts” in the Reoffer Prospectus.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP
BDO China Shu Lun Pan Certified Public Accountants LLP

Shenzhen, the People’s Republic of China

March 5, 2018